Exhibit 99.1

Contact: Ray Wallin

Micrel, Incorporated

2180 Fortune Drive

San Jose, CA 95131

Phone: (408) 944-0800

Press Release

MICREL BUYS BACK SHARES OF COMMON STOCK

FROM LARGE SHAREHOLDER

•	Company acquires 1.6 million shares of its common stock from Obrem Capital Management

•	Micrel management purchases an additional 283,000 shares

San Jose, CA, February 11, 2009 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, announced today that a private placement was completed in which Micrel, Incorporated acquired 1.6 million shares of its common stock from Obrem Capital Management LLC at a purchase price of $6.25 per share, representing a moderate discount to the 30-day trailing average closing price on the day that the parties reached an agreement in principle, for a total purchase price of $10 million. The Company used a portion of its cash on hand for the shares it purchased in the transaction. The purchase was made as part of the Company’s share repurchase program previously announced on December 30, 2008.

In addition, Ray Zinn, Micrel’s president and CEO, and certain members of Micrel’s board of directors and executive officers, purchased an additional 283,000 shares from Obrem Capital, at the same discounted price for a total purchase price of approximately $1.8 million.

In total, the purchases represent 2.8% of the Company’s common stock outstanding. The Company will have 65,378,655 shares of common stock outstanding after the purchase.

“Micrel is committed to maximizing shareholder value and we feel the share buy-back announced today is a positive step towards this goal,” said Mr. Zinn. “We believe this action underscores the management team’s confidence in our business prospects and reflects an ongoing cooperative relationship with our largest independent shareholder. Given our strong balance sheet and cash flow from operations, we believe this share buy-back is both a timely and appropriate use of the Company’s capital resources.”

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions on our target end markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner;

the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended September 30, 2008. All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets. The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs. Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products. Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA, with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia. In addition, the Company maintains an extensive network of distributors and sales representatives worldwide.

For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California, 95131, (408) 944-0800; or visit our website at: http://www.micrel.com.